January 2019

Attachment 19(a)

D.F. DENT AND COMPANY, INC.

CODE OF ETHICS

I. Introduction and Overview

In our efforts to ensure that D.F. Dent and Co. develops and maintains a reputation for integrity and high ethical standards, it is essential not only that D.F. Dent and its employees comply with relevant federal and state securities laws, but also that we maintain high standards of personal and professional conduct. D.F. Dent’s Code of Ethics (the "Code") is designed to help ensure that we conduct our business consistent with these high standards.

D.F. Dent is a fee-only firm. We believe the best interest of our clients requires the disclosure, mitigation and/or removal of any conflict of interest. The only compensation we receive is paid directly to us from our clients. We have no allegiance to any company, product or service and will make the decisions we believe are best for our clients.

The policies and procedures set forth in the Code apply to all employees of the firm. Failure to comply with the Code may result in disciplinary action, including termination of employment.

D.F. Dent holds to the following principles:

•	We are fiduciaries. Our duty is at all times to place the interests of our clients first.
•	All personal securities transactions will be conducted in such a manner as to be consistent with the Code of Ethics (and the incorporated “Code of Conduct for Personal Securities Transactions”) and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility.
•	No employee should take inappropriate advantage of his/her position.
•	Information concerning the identity and financial circumstances of any client is confidential.
•	Independence in the investment decision-making process is paramount.

II. Standards of Business Conduct

All employees must comply with all applicable federal and state securities laws. Employees are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•	To defraud such client in any manner;
•	To mislead such client, including by making a statement that omits material facts;
•	To engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon such a client;
•	To engage in any manipulative practice with respect to such client; or

•	To engage in any manipulative practice with respect to securities, including price manipulation.

Conflicts of Interest

As a fiduciary, D.F. Dent has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by avoiding conflicts of interest and by fully disclosing to the Chief Compliance Officer or Review Officer all material facts concerning any conflict that does arise with respect to any client. Employees should try to avoid any situation that has even the appearance of conflict or impropriety.

Insider Trading

Supervised Persons/Access Persons are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information. All employees are prohibited from communicating material nonpublic information to others in violation of the law. If an employee is in possession of material, non-public information about a security which D.F. Dent is actively trading or may trade, the employee has the responsibility to bring the issue to the attention of the Chief Compliance Officer. The Chief Compliance Officer will then determine whether to relay the information to the relevant company, the SEC or others.

Personal Securities Transactions

All employees are required to comply with the firm’s policies and procedures regarding personal securities transactions. Refer to the attached document entitled “Code of Conduct for Personal Securities Transactions.”

Acceptance of Gifts and Entertainment

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the firm and its clients. The overriding principle is that Supervised Persons should not accept inappropriate or excessive gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. No Supervised Person may accept cash gifts or cash equivalents to or from any entity that does business with the adviser. A Supervised person may accept an entertainment event of reasonable value whose primary purpose is not business, such as dinner or a sporting event, if the person or entity providing the entertainment is present. D.F. Dent uses $100 per instance/per person as the threshold value for this purpose. If a Supervised Person believes he/she has received a thing of material value over $100 the primary purpose of which is not business, such Supervised Person must bring the issue to the attention of the Chief Compliance Officer promptly.

Providing of Gifts and Entertainment

Similarly, Supervised Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the Supervised Person. D.F. Dent uses $350 per person/per year as the threshold value for this purpose. No Supervised Person may give or offer any gift of more than this threshold value to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without pre-approval by the Chief Compliance Officer and reporting such gift to Dawn Pfaff for recording on company log. Charitable contributions of any value to a 501(c)(3) non-profit client or prospect (i.e., organizations who have expressed tangible interest in using DFD as an investment adviser) are exempted from the CCO pre-approval requirement but still must be reported to Dawn Pfaff for recording on company log.

Confidentiality

Information concerning the identity of security holdings and financial circumstances of clients is confidential. All information about clients must be kept in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the firm.

Any employee is prohibited from disclosing to persons outside the firm any material nonpublic information about any client, the securities investments made by the firm on behalf of a client, information regarding the firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.

Service on a Board of Directors

Because of the high potential for conflicts of interest and insider trading problems, investment personnel may not serve on the boards of directors of any public companies without previous written approval from the Chief Compliance Officer based on a determination that the board service is consistent will the interests of D.F. Dent’s investors and Fund shareholders.. Absent written approval by the Chief Compliance Officer, a director of a private company is required to resign at the end of the current term if the company goes public during his or her term as a director.

Marketing and Promotional Activities

All verbal and written statements, including those made to clients, prospective clients, their representatives, or the media must be professional, accurate, balanced, and not misleading in any way. Any promotional materials must be pre-approved.

III. Other Outside Activities

General

Employees are prohibited from engaging in outside business or investment activities that may interfere with their duties with the firm. Outside business affiliations, including directorships of private companies, consulting engagements, or public/charitable positions must be approved in writing by the Chief Compliance Officer and/or the President.

Fiduciary Appointments

Employees must obtain approval from the Chief Compliance Officer before accepting an executorships, trusteeship, or power of attorney, other than with respect to a family member.

Fiduciary appointments on behalf of family members must be disclosed at the inception of the relationship.

Creditors Committees

Employees are prohibited from serving on a creditors committee except as approved by the firm as part of the person’s employment duties.

Disclosure

Employees should disclose any personal interest that might present a conflict of interest or harm the reputation of the firm.

IV. Chief Compliance Officer

D.F. Dent has appointed Carolyn Gaynor as its Chief Compliance Officer. All references to the Chief Compliance Officer or CCO in the Compliance Manual or elsewhere refer to Carolyn Gaynor. Certification of each employee’s understanding of and compliance with the Code of Ethics will occur at least annually. All employees are required to attend any scheduled training sessions or read any applicable materials sent out by the Chief Compliance Officer.

V. Reporting Violations

All employees are required to report violation of the firm’s Code promptly to the Chief Compliance Officer. All such reports will be treated confidentially to the extent permitted by law and will be investigated promptly and appropriately. Reports may not be submitted anonymously. The types of reporting may include noncompliance with applicable laws, rules, and regulations; fraud or illegal acts involving any aspect of the firm’s business; material misstatements in regulatory filings, internal books and records, clients’ records or reports; activity that is harmful to clients including Fund shareholders, and deviations for required controls and procedures that safeguard clients and the firm.

Apparent Violations

Employees are required to report “apparent” or “suspected” violations in addition to actual or known violations of the Code.

Alternate Designee

Christina Walters is designated as the alternate person to whom employees may report violations.

Retaliation

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

VI. Sanctions

Any violations of the Code of Ethics will result in disciplinary action that a designated person deems appropriate, including, but not limited to, a warning, fines, disgorgement, suspension,

demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

VII. Definitions

Access Person	-	An access person is any one that may have access to client information.
Supervised Person	-	Includes directors, officers, and partners of the firm, employees of the firm, and any other person who provides advice on behalf of the adviser or is subject to the adviser’s supervision and control. This may include relatives of directors, officers and employees with accounts over which these directors, officers and employees have direct or indirect influence or control.
Covered Securities	-

Any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Investment Advisers Act including any option to purchase or sell, and any security convertible into or exchangeable for, such security. Covered securities do not include:

		•	Direct obligations of the US Government (e.g., treasury securities)
		•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements.
		•	Shares issued by money market funds
		•	Shares issued by open-end mutual funds that are not advised or sub-advised by the firm

CODE OF CONDUCT FOR PERSONAL SECURITIES TRANSACTIONS

This Code of Conduct for Personal Securities Transactions (the "Code of Conduct") has been adopted by D.F. Dent and Company, Inc. ("D.F. Dent") with respect to D.F. Dent's investment advisory services to U.S. registered investment companies or series thereof (each a "Fund"). The Code establishes standards and procedures for the detection and prevention of inappropriate personal securities transactions by persons having knowledge of the investments or investment intentions of a Fund and addresses other situations involving a potential conflict of interest. The Code of Conduct incorporates D.F. Dent’s Code of Ethics. Definitions of underlined terms not included in the Code of Ethics are included in Appendix A.

**	Note: This Code of Conduct was originally drafted for applicability to the D.F. Dent mutual fund (symbol DFDPX), but it applies as well to D.F. Dent managed portfolios.

This Code of Conduct is intended to ensure that the personal securities transactions of persons subject to the Code of Conduct are conducted in accordance with the following principles:

(i)	the duty at all times to place first the interests of Clients;

(ii)	the requirement that all personal securities transactions be conducted consistent with this Code of Conduct and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's responsibility and position of trust; and

(iii)	the fundamental standard that D.F. Dent personnel not take inappropriate advantage of their positions.

1.	WHO IS COVERED BY THIS CODE OF CONDUCT

This Code of Conduct applies to all Supervised Persons. The Code of Conduct imposes restrictions and requirements regarding opening securities accounts, effecting securities transactions and reporting securities transactions.

Failure to comply with this Code of Conduct is a very serious matter and may result in disciplinary action, including, among other things, monetary fines, disgorgement of profits, and suspension or termination of employment.

2.	PRECLEARANCE REQUIREMENT

All Supervised Persons must obtain prior written approval from the designated Review Officer (in the form of a “Personal Transaction Pre-Authorization”) before engaging in personal securities transactions. Approvals will be valid for 24 hours unless otherwise noted. Shares of exchange-traded index funds, as well as shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the firm, are not technically excluded from the definition of Covered Securities, but pre-clearance (in the form of a Personal Securities Pre-Authorization) will not be required for transactions in these shares.

3.	PROHIBITIONS

(a)	Fraudulent Conduct. No Supervised Person may use any information concerning a security held or to be acquired by a Fund, or his or her ability to influence any investment decisions, for personal gain or in a manner detrimental to the interests of a Fund. In addition, no director, officer or employee shall, directly or indirectly:

(1)	employ any device, scheme or artifice to defraud a Fund or engage in any manipulative practice with respect to a Fund;

(2)	make to a Fund, any untrue statement of a material fact or omit to state to a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3)	engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on a Fund; or

(4)	engage in any manipulative practice with respect to a Fund.

(b)	Breaches of Confidentiality. Except as required in the normal course of carrying out their business responsibilities, no Supervised Person shall reveal information relating to the investment intentions or activities of any Fund, or securities that are being considered for purchase or sale on behalf of any Fund.

(c)	In addition to the restrictions in Section 3(a), Supervised Persons are subject to the following restrictions:

(i)	Blackout Period. Supervised Persons shall not purchase or sell a Covered Security within five calendar days before or three calendar days after a D.F. Dent client account trades in that security. Any profits realized on trades within this proscribed period shall be disgorged and given to charity.

(1)	Blackout Period Exclusions and Definitions. The following transactions shall not be prohibited by this Code of Conduct and are not subject to the limitations of Section 3(c):

(A)	purchases or sales over which the Supervised Person has no direct or indirect influence or control (for this purpose, a Supervised Person is deemed to have direct or indirect influence or control over the accounts of a spouse, minor children and relatives residing in the Supervised Person’s home or accounts for which the Supervised Person has trading authorization or discretion);

(B)	purchases which are part of an automatic dividend reinvestment plan;

(C)	purchases or sales which are non-volitional on the part of the Supervised Person;

(D)	purchases or sales of the Funds (not subject to a blackout period but subject to pre-approval);

(E)	purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

(F)	Note on Institutional Accounts with Executed Contract but No Funding. For certain institutional accounts of D.F. Dent, D.F. Dent has received a signed contract, but the accounts have not been funded and may not ever be funded. Owing to the impossibility of predicting when these institutional accounts will be funded (if ever), the possibility of these accounts being funded will not factor into determination of the Blackout Period for Covered Securities. Periodically, D.F. Dent will analyze the funding patterns in these accounts to determine if this exception to the Blackout Period should be reconsidered.

(ii)	Restricted List of Securities. D.F. Dent shall maintain a restricted list of equities that consists of equities or derivatives thereof that are (1) in a D.F. Dent verified model portfolio; or (2) on a D.F. Dent “watch list” as a potential portfolio holding. Supervised Persons may not make personal purchases or sales of equities in either of these two categories. Charitable gifts of stock that a Supervised Person already owns are not subject to these restrictions provided that prior approval by the Chief Compliance Officer (CCO) or the designated Review Officer is granted and the CCO or Review Officer selects a date in the future that the stock may be gifted. This policy does not allow for purchases from the restricted list for the purpose of making charitable gifts of newly acquired stock. For all other covered securities, Supervised Persons may seek approval of a personal purchase or sale subject to the preclearance requirements in section 2 above. Each D.F. Dent portfolio manager/analyst is obligated to place an equity on the watch list as soon as that portfolio manager/analyst considers that equity a prospective investment for D.F. Dent’s client accounts and may remove it from the watch list if that portfolio manager/analyst no longer considers that equity a prospective investment for D.F. Dent’s client accounts.

(iii)	Forced Selling and Forced Holding. As of April 2012, for equities with a market cap below $5 billion, Supervised Persons with personal holdings (including accounts directly or indirectly controlled by portfolio managers/analysts) must sell their personal holdings if the purchases took place within one year before the equities are initially purchased for clients (as of April 2012 and thereafter). As of April 2016, for equities with a market cap above $5 billion, Supervised Persons with personal holdings (including accounts directly or indirectly controlled by portfolio managers/analysts) must sell their personal holdings if the purchases took place within three months before the equities are initially purchased for clients (as of April 2016 and thereafter). These rules apply only to D.F. Dent’s initial purchase of the equity for clients; it does not apply if both Supervised Persons and clients have held the equity historically, and we intend to purchase it for select clients that do not own it yet (e.g., new clients). Special situations of involuntary or passive acquisition of shares (e.g., private company going public and distributing shares to investors in a limited partnership) may be analyzed on a case-by-case basis as long as these special situations and their resolution are documented by the Chief Compliance Officer or Review Officer. In cases where Supervised Persons are not forced to sell personal holdings with a market cap below

$5 billion (because they purchased those personal holdings more than a year before D.F. Dent’s initial purchase of the equity for clients), Supervised Persons may choose to sell the personal holdings before the initial purchase by clients, but they are not obligated to sell the personal holdings. However, if Supervised Persons chose not to sell the holdings personally before the initial purchase for clients, Supervised Persons may not sell or gift the stock until all clients have sold the equity (other than the clients that have restricted D.F. Dent from selling the equity for any reason, including tax minimization). Any exceptions must be reviewed and approved by the Chief Compliance Officer.

(iv)	Undue Influence. Supervised Persons shall not cause or attempt to cause any Fund to purchase, sell or hold any security in a manner calculated to create any personal benefit to them and shall not recommend any securities transactions for a Fund without having disclosed their interest, if any, in such securities or the issuer thereof, including, without limitation, (i) beneficial ownership of any securities of such issuer, (ii) any position with such issuer or its affiliates and (iii) any present or proposed business relationship between the Supervised Person (or any party in which he or she has a significant interest) and such issuer or its affiliates.

(v)	Corporate Opportunities. Supervised Persons shall not take personal advantage of any opportunity properly belonging to a Fund.

(vi)	Public Offerings. Supervised Persons may not directly or indirectly acquire securities in an initial public offering.

(vii)	Private Placements. Supervised Persons may not directly or indirectly acquire securities in a private placement unless the Review Officer determines whether the investment opportunity should be reserved for a Fund, and whether such opportunity is being offered to the by virtue of their position with the Fund. Any Supervised Person of a Fund who has taken a personal position through a private placement will be under an affirmative obligation to disclose that position in writing to the Review Officer if he or she plays a material role in the Fund's subsequent investment decision regarding the same issuer; this separate disclosure must be made even though the Supervised Person has previously disclosed the ownership of the privately placed security in compliance with the preclearance requirements of this section. Once disclosure is given, an independent review of the Fund's investment decision will be made.

(viii)	Other Prohibited Transactions. Supervised Persons shall not:
(1)	induce or cause a Fund to take actions or to fail to take action, for personal benefit rather than for the benefit of the Fund;

(2)	accept anything other than of de minimis value or any other preferential treatment from any broker-dealer or other entity with which a Fund does business;
(3)	establish or maintain an account at a broker-dealer, bank or other entity through which securities transactions may be effected without written notice to the designated Review Officer prior to establishing such an account;
(4)	use knowledge of portfolio transactions of a Fund for their personal benefit or the personal benefit of others; or
(5)	violate the anti-fraud provisions of the federal or state securities laws.

4.	REPORTING REQUIREMENTS

(a)	Reporting. Supervised Persons, must report to the designated Review Officer the information described in this Section with respect to transactions in any Covered Security in which they have, or by reason of such transaction acquire, any direct or indirect beneficial ownership. The submission to the Review Officer of duplicate broker trade confirmations and brokerage statements on all securities transactions and holdings shall satisfy the reporting requirements of this Section 4.

(b)	Exclusions from Reporting. Purchases or sales in Covered Securities in an account in which the Supervised Person has no direct or indirect influence or control are not subject to the reporting requirements of this Section.

(c)	Initial Holding Reports. No later than ten (10) days after a Supervised Person becomes subject to this Code of Conduct (e.g., upon hire), he/she must report the following information or have instructed his/her broker to report the following information (which information must be current as of date no more than 45 days prior to the date the person becomes a Supervised Person):

(i)	the title, number of shares and principal amount of each Covered Security (whether or not publicly traded) in which the Supervised Person has any direct or indirect Beneficial Ownership as of the date he or she became subject to this Code of Conduct;
(ii)	the name of any broker, dealer or bank with whom the Supervised Person maintained an account in which any securities were held for the Supervised Person's direct or indirect benefit as of the date he or she became subject to this Code of Conduct; and
(iii)	the date that the report is submitted.

(d)	Quarterly Transaction Reports. No later than fifteen (15) days after the end of a calendar quarter, Supervised Persons must report the following information:

(i)	with respect to any transaction during the quarter in a Covered Security (whether or not publicly traded) in which the Supervised Person has, or by reason of such transaction acquired, any direct or indirect Beneficial Ownership:

(1)	the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;
(2)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
(3)	the price of the Covered Security at which the transaction was effected;
(4)	the name of the broker, dealer or bank with or through which the transaction was effected; and
(5)	the date that the report is submitted by the Supervised Person.

(ii)	with respect to any account established by the Supervised Person during the quarter in which any Covered Securities (whether or not publicly traded) were held during the quarter for the Supervised Person's direct or indirect benefit, the following:

(1)	the name of the broker, dealer or bank with whom the Access Person established the account;
(2)	the date the account was established; and
(3)	the date that the report is submitted by the Access Person.

(e)	Annual Holdings Reports. All Supervised Persons must also submit an annual statement (which information must be current as of a date no more than forty-five (45) days before the report is submitted) containing the following information:

(1)	the title, number of shares and principal amount of Each Covered Security in which the Supervised Person had any direct or indirect beneficial ownership;
(2)	the name of any broker, dealer or bank with whom the Supervised Person maintains an account in which any securities are held for the direct or indirect benefit of the Supervised Person; and
(3)	the date that the report is submitted by the Supervised Person.

(f)	Certification of Compliance. All Supervised Persons are required to certify annually (in the form of Attachment A) that they have read and understood the Code of Ethics, recognize that they are subject to the Code of Ethics, have complied with all the requirements of the Code of Ethics and have disclosed or reported all personal securities transactions pursuant to the requirements of the Code of Ethics.

(g)	Account Opening Procedures. All Supervised Persons shall provide written notice to the Review Officer prior to opening any account with any entity through which a Covered Securities transaction may be effected. In addition, Supervised Persons must promptly:

(i)	provide full access to a Fund, its agents and attorneys to any and all records and documents which a Fund considers relevant to any securities transactions or other matters subject to the Code of Conduct;

(ii)	cooperate with a Fund, or its agents and attorneys, in investigating any securities transactions or other matter subject to the Code of Conduct;

(iii)	provide a Fund, its agents and attorneys with an explanation (in writing if requested) of the facts and circumstances surrounding any securities transaction or other matter to the Code of Conduct; and

(iv)	promptly notify the Review Officer or such other individual as a Fund may direct, in writing, from time to time, of any incident of noncompliance with the Code of Conduct by anyone subject to this Code of Conduct.

5.	REVIEW OFFICER

(a)	Duties of Review Officer. Carolyn Gaynor has been appointed as the Review Officer. Carolyn Gaynor and Christina Walters will:

(i)	identify all persons subject to this Code of Conduct;
(ii)	review all securities transactions and holdings reports and maintain the names of persons responsible for reviewing these reports;
(iii)	compare, on a quarterly basis, all Covered Securities transactions with each Fund's completed portfolio transactions to determine whether a Code of Conduct violation may have occurred; and
(iv)	maintain a signed acknowledgement by each person who is then subject to this Code of Ethics (in the form of Attachment A).

(b)	Post-Trade Review Process. Following receipt of trade confirms and statements, transactions may be screened for violations of the Code of Conduct as well as potential conflicts of interest.

(c)	Potential Trade Conflict. When there appears to be a transaction that conflicts with the Code of Conduct, the Review Officer will request a written explanation of the person's transaction. If after post-trade review, it is determined that there has been a violation of the Code of Conduct, a report will be made by the designated Review Officer with a recommendation of appropriate action to the Board of Directors of D.F. Dent and the Board of Trustees of Atlantic Fund Administration.

(d)	Required Records. The Review Officer shall maintain and cause to be maintained:

(i)	a copy of any code of ethics adopted by D.F. Dent which has been in effect during the previous five (5) years in an easily accessible place;
(ii)	a record of any violation of any code of ethics and of any actions taken as a result of such violation, in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurs;
(iii)	a copy of each report made by anyone subject to this Code of Conduct as required by Section 4 for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place;
(iv)	a copy of each written report and certification required pursuant to Section 5(e) of this Code of Conduct for at least five (5) years after the end of the fiscal year in which it is made, the first two (2) years in an easily accessible place;
(v)	a record of all persons, currently or within the past five years, who are or were required to make reports under section 4 of this Code of Conduct, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and
(vi)	a record of any decision, and the reasons supporting the decisions, approving the acquisition by Investment Personnel of privately placed securities for at least five (5) years after the end of the fiscal year in which the approval is granted.

(e)	Submission to Fund Board. The Review Officer shall annually prepare a written report to the Board of Trustees of Atlantic Fund Administration that:

(i)	describes any issues under this Code of Conduct or its procedures since the last report to the Directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and
(ii)	certifies that D.F. Dent has adopted procedures reasonably necessary to prevent its Supervised Persons from violating this Code of Conduct.

D.F. DENT AND COMPANY, INC.

CODE OF ETHICS

APPENDIX A: DEFINITIONS

(a)	Act means the Investment Company of 1940, as amended.

(b)	Beneficial Owner shall have the meaning as that set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities which a Supervised Person owns or acquires. A beneficial owner of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest (the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities) in a security.

(c)	Indirect pecuniary interest in a security includes securities held by a person's immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships).

(d)	Control means the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company. Ownership of 25% or more of a company's outstanding voting securities is presumed to give the holder thereof control over the company. This presumption may be rebutted by the Review Officer based upon the facts and circumstances of a given situation.

(e)	Purchase or sale includes, among other things, the writing of an option to purchase or sell.

(f)	Security held or to be acquired by the Fund means:
(i)	any Covered Security which, within the most recent 15 days (x) is or has been held by the applicable Fund or (y) is being or has been considered by the applicable Fund or its investment adviser for purchase by the applicable Fund; and
(ii)	any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.